Exhibit 10.13

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (this “Agreement”), is entered into effective as of February 28 , 2024, by and between Toppoint Holdings Inc., a Nevada corporation (the “Company”) and 4 John Trucking Inc., a Pennsylvania corporation (the “Vendor”) (each a “Party” and together, the “Parties”).

RECITALS

A.	Pursuant to that certain Services Agreement, dated as of January 1, 2023, by and between the Company and the Vendor, a copy of which is attached hereto as Exhibit A (the “Services Agreement”), Vendor is entitled to 750,000 shares of common stock (the “Shares”) of the Company in consideration of certain services provided by the Vendor as detailed in the Services Agreement. According to the Services Agreement, the Shares would be effected through a transfer of 750,000 shares from Mr. Hok C. Chan, the Company’s Chief Executive Officer and a principal shareholder, to Mr. John Feliciano III, effective on January 1, 2024.

B.	The Parties now desire to rescind, ab initio, the transfer of the Shares pursuant to the Services Agreement (the “Rescission”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby agree as follows:

1. The Parties agree that the transfer of the Shares is hereby unconditionally and irrevocably rescinded ab initio by Mr. Hok C. Chan and Mr. John Feliciano III, and the transfer is neither valid nor effective in any manner whatsoever. Each Party hereby acknowledges that it has been restored to the position in which such Party found itself on the date that the Services Agreement was executed but without any references, rights or obligations relative to the Shares contained in, or otherwise granted in, either the Services Agreement or Shares. As a result, Mr. John Feliciano III or Vendor has no rights whatsoever to the Shares.

2. In connection with the Rescission, the Parties agree that: (a) the Parties shall treat the Services Agreement as rescinded for all purposes regarding the Shares and shall take no action inconsistent with such treatment; and (b) this Agreement and the Rescission of the transfer of the Shares are binding upon each of the Parties and their respective legal representatives, successors and assigns and shall become effective automatically without further act on the part of any Party upon execution of this Agreement.

3. At the request of the Company, and without further consideration, the Vendor will execute and deliver such other documents, forms, agreements, or instruments as may be reasonably requested for the Rescission.

4. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

5. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. This Agreement constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Rescission Agreement to be executed as of the date first above written.

COMPANY:

TOPPOINT HOLDINGS INC.

By:	/s/ Hok C Chan
Name:	Hok C Chan
Title:	Chief Executive Officer

VENDOR:

4 JOHN TRUCKING INC.

By:	/s/ John Feliciano III
Name:	John Feliciano III
Title:	President

EXHIBIT A

Services Agreement

(See Attached)